Exhibit 99.1

PostRock Finalizes CEP Settlement

OKLAHOMA CITY –  March 31, 2014 – PostRock Energy Corporation (NASDAQ: PSTR) today announced that a full and final settlement of its suit against Constellation Energy Partners, LLC (“CEP”) and Sanchez Energy Partners I, LP (“SEPI”) et al. had been reached. As previously reported, PostRock expects to recover a target of $21.6 million.  An initial payment of approximately $8.3 million for all of PostRock’s A Units and a small percentage of its B Units should be received from CEP and SEPI later this week. Subsequently, PostRock’s remaining B Units will be disposed of in orderly blocks and other market transactions. PostRock hopes to conclude the sale of all its CEP units before the end of 2014.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and maintains nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen.  These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420